Exhibit 23.3

May 13th 2013

HAWAIIAN AIRLINES, INC.
3375 Koapaka Street, Suite G-350
Honolulu, HI  96819

Re:	Preliminary Prospectus Supplement, dated May 14, 2013, to the Prospectus dated April 18, 2013, included in Registration Statement No. 333-187255 of Hawaiian Airlines, Inc. and Hawaiian Holdings, Inc.

Ladies and Gentlemen:

We consent to the use of the report, dated as of 17 April 2013 prepared by us with respect to the aircraft referred to in the Preliminary Prospectus Supplement referred to above, to the summary of such reports in the text under the headings “Prospectus Supplement Summary—Equipment Notes and the Aircraft”, “Risk Factors—Risks Relating to the Certificates and the Offering—The Appraisals are only estimates of Aircraft value” and “Description of the Aircraft and the Appraisals—The Appraisals” in such Preliminary Prospectus Supplement and to the references to our name under the headings “Description of the Aircraft and the Appraisals—The Appraisals” and “Experts” in such Preliminary Prospectus Supplement.  We also consent to such use, summary and references in the Final Prospectus Supplement relating to the offering described in such Preliminary Prospectus Supplement, to the extent such use, summary and references are unchanged.

Sincerely,